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Exhibit 10.40

SECOND AMENDMENT AGREEMENT

This SECOND AMENDMENT AGREEMENT dated as of October 22, 2001 (this "Amendment Agreement"), by and between VERSICOR INC., a Delaware corporation (the "Company"), and FLEET NATIONAL BANK (the "Bank").

        WHEREAS, the Loan Agreement (as defined below) provides for a Term Loan from the Bank to the Company;

        WHEREAS, on the date hereof, the outstanding aggregate principal amount of the Term Loan is $3,879,000 and the Bank and the Company wish to modify the provisions of the Loan Agreement to add a new loan as set forth herein;

        WHEREAS, the Bank has previously agreed to terminate the Put Agreement from Sepracor Inc. ("Sepracor") and the Control and Security Agreement made by the Company in favor of the Bank;

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

        1.    Reference to Loan Agreement.

        Reference is made to the Revolving Credit, Term Loan and Security Agreement dated as of December 31, 1996 as amended by the First Amendment Agreement dated as of December 30, 1997 (as the same may be further amended and restated from time to time, the "Loan Agreement"), by and between the Company and the Bank. Capitalized terms used herein which are defined in the Loan Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

        2.    Amendments.

        The Company and the Bank agree that the Loan Agreement is hereby amended, effective as of the date hereof, as follows:

        (a)    Additions to Section 1.1 of the Loan Agreement.    The following definitions are hereby added to Section 1.1 of the Loan Agreement:

          Applicable Margin.    (i) for the Initial Payment Period (as defined below), 2.750% and (ii) for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Equipment Loans opposite the applicable Debt Service Coverage Ratio indicated below (or as provided in the final paragraph of this definition, for part of a Payment Period):

Debt Service Coverage Ratio	Applicable Margin (% per annum)
Less than 1.50 to 1	2.750%
Greater than or equal to 1.50 to 1	2.000%

        For purposes hereof, a "Payment Period" means (i) initially, the period commencing on the date of the consummation of the transactions described in the Second Amendment Agreement to and including the third Business Day after the date of delivery of the quarterly financial statements required by Section 5.1(b) for the fiscal quarter of the Company ended June 30, 2001 (the "Initial Payment Period") and (ii) thereafter, the period commencing on the day immediately succeeding the last day of the prior Payment Period to but not including the third Business Day after the earlier of (x) the due date of the next compliance certificate required to be delivered by the Company to the Bank pursuant to Section 5.1(d) concurrently with the delivery by the Company of the annual or quarterly financial statements required by Sections 5.1(a) or 5.1(b), respectively, or (y) the date of the actual receipt by the Bank of such compliance certificate. Subject to and in accordance with the final paragraph of this definition, the Applicable Margin shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period) whether or not such Payment Period coincides with a LIBOR Period for LIBOR Portion.

        The Debt Service Coverage Ratio for any Payment Period except the Initial Payment Period shall be determined on the basis of the compliance certificate required to be delivered to the Bank pursuant to Section 5.1(d) concurrently with the delivery by the Company of the annual or quarterly financial statements required by Sections 5.1(a) or 5.1(b), respectively, setting forth, among other things, a calculation of the Debt Service Coverage Ratio as at the last day of the fiscal quarter immediately preceding such Payment Period (i.e. the Debt Service Coverage Ratio set forth in the compliance certificate delivered pursuant to Section 5.1(d) that is delivered together with the quarterly financial statements for the fiscal quarter ended June 30, 2001 shall be used to determine the Applicable Margin with respect to the first Payment Period that follows the Initial Payment Period, the Debt Service Coverage Ratio set forth in the compliance certificate that is delivered together with the financial statements for the fiscal quarter ended September 30, 2001 shall be used to determine the Applicable Margin with respect to the second Payment Period that follows the Initial Payment Period, and so forth).

        Anything in this Agreement to the contrary notwithstanding, the Applicable Margin shall be the rate effective for a Debt Service Coverage Ratio less than 1.50 to 1 if the compliance certificate shall not be delivered when required by Section 5.1(d) (but only with respect to the portion of such Payment Period prior to the delivery of such certificate).

        Debt Service Coverage Ratio.    As at any date, the ratio of (a) EBITDA for the period of twelve consecutive months ending on or most recently ended prior to such date to (b) the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (i) all regularly scheduled payments of principal of any Indebtedness (including the principal component of any payments in respect of Capital Leases) for such period plus, (ii) all Interest Expense for such period, plus (iii) the aggregate amount of all Non-Financed Capital Expenditures made during such period (excluding payment of Capital Leases to the extent included in principal payments or Interest Expense for such period).

        EBITDA.    For any period, operating income for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, Interest Expense, depreciation, amortization, other non-cash income (other than receivables arising in the ordinary course of business) or charges accrued for such period) and (except to the extent received or paid in cash by the Company) income or loss attributable to equity in Affiliates for such period, excluding (i) any extraordinary and unusual gains or losses during such period, and (ii) the proceeds of insurance and asset sales received by the Company or any of its Subsidiaries during such period.

        Equipment Loan Availability Period.    The period commencing on the date of the Second Amendment Agreement and ending on June 30, 2002.

        Equipment Loan Commitment Amount.    Two Million Dollars ($2,000,000).

        Equipment Loan Maturity Date. December 31, 2004.

        Interest Expense.    For any period, the sum for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest paid or payable during such period by the Company and its Subsidiaries in respect of Indebtedness for borrowed money plus (b) all fees, including Letter of Credit fees and expenses, incurred hereunder during such period.

        Net Outstanding Amount of Accounts.    As of any date, the net amount of Accounts Receivable of the Company outstanding on such date after (a) eliminating from the aggregate amount of outstanding Accounts (i) such Accounts past due under the original terms of sale more than sixty (60) days, (ii) any Account owed by any account debtor whose principal place of business or chief executive office is not within the United States or the District of Columbia ("Foreign Account Debtors"), (iii) such Accounts due from Affiliates or Subsidiaries of the Company, (iv) such Accounts for services not yet rendered or goods not yet delivered, and (v) such Accounts representing obligations in respect of any joint venture interest owned by the Company and in respect of royalties and license fees payable to the Company by any such joint venture or any joint venture therein, and (b) deducting from the aggregate face amount of the remaining Accounts Receivable of the Company (i) net offsets from accounts owing from account debtors, other than foreign account debtors, which maintain both receivable and payable balances with the Company, (ii) the aggregate amount of outstanding claims asserted by account debtors, other than foreign account debtors, against the Company and (iii) all payments, adjustments, and credits applicable thereto and all amounts due thereon considered by the Bank to be difficult to collect or uncollectible by reason of return, rejection, repossession, loss or damage of or to the merchandise giving rise thereto, a merchandise or other dispute, insolvency of the account debtor or any other reason, all as determined by the Bank in its sole and reasonable discretion, which determination shall be final and binding upon the Company.

        Non-Financed Capital Expenditures.    For any period, all Capital Expenditures made by the Company and its Subsidiaries during such period that have not been funded, directly or indirectly, with the proceeds of purchase money financing (including, without limitations, Capital Leases) other than the proceeds of the Loans.

        Second Amendment Agreement.    The Second Amendment Agreement dated as of October 22, 2001 between the Bank and the Company.

        Senior Liabilities.    As at any date, any and all liabilities of the Company and its Subsidiaries on such date on a consolidated basis determined in accordance with GAAP, excluding any Subordinated Indebtedness.

        Tangible Capital Base.    At any date as of which the amount thereof shall be determined, the stockholders' equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus the outstanding principal amount of any Subordinated Indebtedness minus the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to December 31, 2000 and (e) any and all items included as assets on the consolidated balance sheet of the Company and its Subsidiaries if and to the extent such items consist of the equity in Subsidiaries or other joint ventures holdings or similar Investments.

        (c)    Modifications to Section 1.1 of the Loan Agreement.

    i.
    The definition of "Cash Equivalent Amount" is replaced by the following:

          Cash Equivalent Amount.    The sum of the following, without duplication, none of which may be subject to any Encumbrances except for Encumbrances in favor of the Bank or any of its Affiliates: (1) cash held by the Company in the United States and at the Bank, plus (2) Qualified Investments of the Company held in the United States, plus (3) Net Outstanding Amount of Accounts of the Company.

    ii.
    The definition of "Loans" is replaced by the following: "Loans. The Term Loan and the Equipment Loans."

    iii.
    The definition of "Notes" is replaced by the following: "Notes. Collectively, the Term Notes and the Equipment Note, each individually, a "Note."'

    iv.
    The definition of "Qualified Investments" is replaced by the following:

          Qualified Investments.    As applied to the Company, Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper issued by companies organized under the laws of the United States or any state thereof and that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, (iv) mutual or closed end funds that invest solely in Investments described in clauses (i) through (iii) of this definition and (v) any repurchase agreement secured by any one or more of the foregoing.

        (d)    Deletion of Put Agreement.    All references in the Loan Agreement to the Put Agreement, including the definition in Section 1.1, are hereby deleted.

        (e)    Deletion of Control and Security Agreement.    All references in the Loan Agreement to the Control and Security Agreement, including the definition in Section 1.1, are hereby deleted.

        (f)    Addition of Section 2A.    Section 2A of the Loan Agreement as set forth below is hereby added to the Loan Agreement immediately following Section 2:

SECTION 2A

DESCRIPTION OF EQUIPMENT LOANS

          2A.1    The Equipment Loans.

          (a)    General Provisions.    Upon the terms and subject to the conditions of set forth in the Second Amendment Agreement, and in reliance upon the representations, warranties and covenants of the Company made herein and therein, the Bank agrees to make during the Equipment Loan Availability Period to make one or more equipment loans (the "Equipment Loans") to the Company, for the purpose of financing the acquisition of capital and laboratory equipment, including, without limitation, software and leasehold improvements; provided that (1) the aggregate principal amount of Equipment Loans advanced by the Bank to the Company shall not exceed the Equipment Loan Commitment Amount, (2) no Equipment Loan shall be less than $250,000; provided that in addition to any requested Equipment Loans in the principal amount of $250,000 or more, not more often than once during each fiscal quarter of the Company, the Company may request an Equipment Loan in the principal amount of not less than $5,000, and (3) at the time the Company requests an Equipment Loan and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. Equipment Loans which are repaid may not be reborrowed.

          (b)    Equipment Note.    The Equipment Loans shall be evidenced by a Equipment Note, payable to the order of the Bank in the original principal amount of $2,000,000. The Equipment Note shall be dated the date of the Second Amendment Agreement and shall have the blanks therein appropriately filled in. The Equipment Note shall each bear interest at the rate or rates, and such interest shall be payable in the dates specified in Section 2A.7.

          (c)    Notices of Borrowing.    Prior to 12:00 noon (Boston time) one Business Day prior to the proposed Equipment Loan request date, an Authorized Officer shall notify the Bank in writing or by telephone confirmed by (1) telex, (2) telecopy or (3) other facsimile transmission, on the same day as the telephonic request (the "Notice of Borrowing"), of the proposed date of borrowing and the principal amount requested; provided that with respect to any Equipment Loan with interest based on the LIBOR Rate the conditions of Section 2A.9 shall also be satisfied. No Notice of Borrowing shall be revocable by the Company.

          (d)    Invoices; Limitation on Equipment Loan Advances.

    i.
    At the time of the delivery of a Notice of Borrowing for an Equipment Loan hereunder and as a condition to such Equipment Loan, the Company shall deliver to the Bank invoices, in form and substance satisfactory to the Bank, for the equipment or leasehold improvements to be financed with such Equipment Loan which invoices shall be dated no more than 90 days prior to the date of the requested Equipment Loan; provided that on the date of the closing of the Second Amendment Agreement the Company may include equipment and leasehold improvements with invoices dated no earlier than October 1, 2000.

    ii.
    No Equipment Loan shall exceed 90% of the purchase price of the equipment or leasehold improvement to be financed therewith (exclusive of soft costs and the costs of any delivery, installation, brokerage or maintenance fees and any taxes) as set forth on such invoices.

    iii.
    The aggregate amount of Equipment Loans advanced by the Bank to finance leasehold improvements shall not exceed $1,500,000.

          2A.2    Loan Account; Notations.

          (a)  The Bank shall enter the Equipment Loans as debits in the Equipment Loan Account. The Bank shall also record in the Equipment Loan Account all payments made by the Company on account of the Equipment Loans, and may also record therein, in accordance with customary accounting practices, other debits and credits, and all interest, fees, charges and expenses related to the Equipment Loan chargeable to the Company under this Agreement. The debit balance of the Equipment Loan Account shall reflect the amount of the Company's Obligations to the Bank from time to time by reason of the Equipment Loan and other appropriate charges hereunder. Periodically, the Bank shall render a statement of account showing as of its date the debit balance of the Equipment Loan Account with respect to the Equipment Loan which, unless within thirty (30) days of such date notice to the contrary is received by the Bank from the Company, absent manifest error, shall be considered correct and accepted by the Company and conclusively binding upon it.

          (b)  The Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of the Equipment Note or otherwise in its records appropriate notations evidencing the date and the amount of the Equipment Loans, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Bank is hereby irrevocably authorized by the Company to attach to and make a part of the Equipment Note a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect the Equipment Loan or the rights or obligations of the Bank or the Company with respect thereto.

          2A.3    Advances.    Subject to the terms and conditions of this Agreement, the Bank shall make an Equipment Loan on the disbursement date specified therefor in a Notice of Borrowing by crediting the amount of the Equipment Loan to the Company's demand deposit account with the Bank or as otherwise instructed in writing by the Company.

          2A.4    Payments and Prepayments of the Equipment Loans.    (a) The Company shall not have any right to prepay the principal amount of any Equipment Loan other than as provided in this Section 2A.4.

          (b)  On at least one (1) Business Day prior written notice to the Bank, with respect to Equipment Loans based on the Prime Rate and three (3) Business Days with respect to any LIBOR Portion, the Company may, at its option, prepay the Equipment Loans, in whole at any time or in part from time to time without penalty or premium; provided, that any prepayment of any LIBOR Portion shall be made together with the applicable LIBOR Premium. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. Any optional prepayment of the Equipment Loans shall be applied to installments of principal payable on the Equipment Loans in the inverse order of maturity.

          (c)  The Company hereby unconditionally promises to pay on the last Business Day of each calendar quarter to the Bank principal payments on the Equipment Loans as follows:

    i.
    With respect to the principal amount of Equipment Loans outstanding as of December 31, 2001 (the "Tranche I Loans"), commencing on March 31, 2002, the Company shall make quarterly principal payments to the Bank in an amount equal to the amount of principal which would amortize the principal amount of the Tranche I Loans in twelve equal installments.

              ii.  With respect to the principal amount of Equipment Loans advanced from the period commencing January 1, 2002 through and including March 31, 2002 (the "Tranche II Loans"), commencing on June 30, 2002, the Company shall make quarterly principal payments to the Bank (in addition to the principal payments required to be made pursuant to clause (i) above) in an amount equal to the amount of principal which would amortize the principal amount of the Tranche II Loans in eleven equal installments.

              iii.  With respect to the principal amount of Equipment Loans advanced from the period commencing April 1, 2002 through and including June 30, 2002 (the "Tranche III Loans"), commencing on September 30, 2002, the Company shall make quarterly principal payments to the Bank (in addition to the principal payments required to be made pursuant to clauses (i) and (ii) above) in an amount equal to the amount of principal which would amortize the principal amount of the Tranche III Loans in ten equal installments.

              iv.  To the extent not previously paid all unpaid principal and accrued interest on the Equipment Loans shall be due and payable in full on the Equipment Loan Maturity Date

        2A.5    Method of Payment.    All payments and prepayments of principal and all payments of interest on the Equipment Loans shall be made by the Company to the Bank at 100 Federal Street, Boston, Massachusetts 02110 in immediately available funds, on or before 11:00 a.m. on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and the Company hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Bank.

        2A.6    Overdue Payments.    (a) Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal amount of any Note and (to the extent permitted by law) on accrued but unpaid interest shall thereafter be payable on demand at a rate per annum equal to two percent (2%) above the interest rate otherwise in effect with respect to such Loan. Upon the cure of an Event of Default and the payment of interest at the default rate through the date of such cure, the interest rate shall revert to that provided for in Section 2A.7.

          (b)  If a payment of principal or interest hereunder is not made in full within 10 days of date when due, the Company will pay to the Bank a late fee equal to five percent (5%) of the amount of such payment. Nothing in the preceding sentence shall affect the Bank's right to exercise any of its rights or remedies, including those provided in Section 8.2, if an Event of Default has occurred.

        2A.7    Interest.    The Equipment Note shall bear interest on the unpaid principal amount thereof until paid in full at the rate or rates per annum determined (on the basis of the actual number of days elapsed over a 360-day year) and payable as follows:

          (a)  The rate of interest for any portion of the outstanding principal amount of the Equipment Loans which is not then subject to an exercised LIBOR Option under Section 2A.8 of this Agreement shall be computed at the Prime Rate.

          (b)  The rate for any LIBOR Portion of the Equipment Loans shall be computed at a rate equal to the applicable LIBOR Rate plus the Applicable Margin.

          (c)  Interest on the Equipment Note shall be payable quarterly in arrears on the first Business Day of each quarter, commencing on the first Business Day of March, 2002 and, in addition, interest on any LIBOR Portion of the Equipment Loans in respect of any LIBOR Period shall also be payable on the last day of such LIBOR Period, on the last day of the third month for each LIBOR Portion with a 180-day LIBOR Period and at maturity (whether by acceleration or otherwise). The rate of interest payable on any portion of the outstanding principal balance of any Equipment Loan which is not then subject to a LIBOR Option shall take effect simultaneously with the corresponding change in the Prime Rate.

        2A.8    Certain LIBOR Provisions.

          (a)    LIBOR Option.    Subject to the provisions of this Section 2A, the Company shall have the right to have the interest on all or any portion of the principal amount of any Equipment Loan, based on a LIBOR Rate.

          (b)    Certain Definitions.    As used herein, the following terms have the following respective meanings:

        Banking Day.    (i) When used with respect to the LIBOR Option, a day on which transactions may be effected in deposits of U.S. dollars in the London interbank foreign currency deposits market and on which banks may conduct business in London, England and Boston, Massachusetts and (ii) when used with respect to the other provisions of this Agreement, any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts, a legal holiday or a day on which banking institutions are authorized by law to close.

        Board.    The Board of Governors of the Federal Reserve System of the United States.

        Legal Requirement.    Any requirement imposed upon the Bank by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

        LIBOR Option.    The option granted pursuant to this Section 2A to have the interest on all or a portion of the principal amount of the Equipment Loan based on a LIBOR Rate.

        LIBOR Period.    Any period, as provided below in this Section 2A.8, of 30, 60, 90 or 180 days, commencing on any Banking Day; provided, however, that no LIBOR Period with respect to any LIBOR Portion of any Equipment Loan shall extend beyond the Equipment Loan Maturity Date. If any LIBOR Period so selected would otherwise end on a date which is not a Banking Day, such LIBOR Period shall instead end on the next preceding or succeeding Banking Day as determined by the Bank in accordance with the then current banking practice in London. Each determination by the Bank of any LIBOR Period shall, in the absence of manifest error, be conclusive, and at the Company's request the Bank shall demonstrate the basis for such determination.

        LIBOR Portion.    That portion of the Equipment Loan specified in a LIBOR Request, (i) which is not less than Two Hundred Dollars ($250,000), (ii) which is an integral multiple of Ten Thousand Dollars ($10,000), (iii) which does not exceed the outstanding balance of the Equipment Loans not already subject to an exercised LIBOR Option, (iv) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2A.9 of this Agreement and (v) the LIBOR Period of which has commenced and not terminated.

        LIBOR Premium.    With respect to the prepayment of any LIBOR Portion of any Equipment Loan, whether voluntary or as a result of acceleration, an amount equal to the product of (i) the excess, if any, of the rate of interest on the principal amount so prepaid over the rate of interest on debt securities issued by the Treasury of the United States of America on a date approximating the date of payment of such principal amount and having a maturity date approximating the last Banking Day of the applicable LIBOR Period, multiplied by (ii) the principal amount so prepaid, multiplied by (iii) a fraction, the numerator of which is the number of days remaining in the related LIBOR Period and the denominator of which is 360.

        LIBOR Rate.    With respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the product of (a) the

Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period are offered to the Bank in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by the Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive, and at the Company's request, the Bank shall demonstrate the basis for such determination.

        LIBOR Request.    Notice in writing (or by telephonic communications confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from the Company to the Bank requesting that interest on a LIBOR Portion be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term and (iii) a dollar amount of the LIBOR Portion consistent with the definition of that term.

        Statutory Reserves.    A fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which the Bank is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions of the Equipment Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        Tax.    In relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by the Bank and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Company to the Bank, provided that the term "Tax" shall not include any taxes imposed upon the net income of the Bank by the United States of America or any political subdivision thereof (including state and local governmental authorities).

        2A.9    Conditions for Basing Interest on the LIBOR Rate.    Upon the condition that:

          (a)  The Bank shall have received a LIBOR Request from the Company prior to noon at least three (3) Banking Days prior to the first day of the LIBOR Period requested;

          (b)  There shall have occurred no change in applicable law which would make it unlawful for the Bank to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market;

          (c)  As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Event of Default, nor any Default, which has not been waived by the Bank;

          (d)  The Bank shall not have determined in good faith that it is unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that it is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period; and

          (e)  As of the first date of the LIBOR Period specified in such LIBOR Request, and after having given effect thereto, there shall be no more than an aggregate of four (4) LIBOR Portions outstanding;

then interest on the LIBOR Portion requested during the LIBOR Period requested will be at the applicable LIBOR Rate.

        2A.10.    Indemnification for Funding and Other Losses.    Each LIBOR Request shall be irrevocable and binding on the Company. Without limiting the generality of Section 2A.11, the Company shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure on the part of the Company to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain the requested LIBOR Portion when interest on such LIBOR Portion, as a result of such failure on the part of the Company, is not based on the applicable LIBOR for the requested LIBOR Period. The Bank shall determine the amount of such loss or expense incurred by it, and absent manifest error such determination shall be conclusive, and at the Company's request the Bank shall demonstrate the basis for such determination.

        2A.11.    Change in Applicable Laws, Regulations, etc.    If any Legal Requirement shall make it unlawful for the Bank to fund through the purchase of U.S. dollar deposits any LIBOR Portion, or otherwise to give effect to its obligations as contemplated hereby, or shall impose on the Bank any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank, which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of the Bank which includes any LIBOR Portion, or shall impose on the Bank any restrictions on the amount of such a category of liabilities or assets which the Bank may hold, (a) the Bank may by notice thereof to the Company terminate the LIBOR Option, (b) any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate provided for in Section 2A.7(a), and (c) the Company shall indemnify the Bank against any loss, penalty or expense incurred by the Bank by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Portion, as provided in Section 2A.10.

        2A.12    Taxes.    It is the understanding of the Company and the Bank that the Bank shall receive payments of amounts of principal of and interest on the Equipment Loan with respect to the LIBOR Portions from time to time subject to a LIBOR Option free and clear of, and without deduction for, any Taxes. If (a) the Bank shall be subject to any such Tax in respect of any such LIBOR Portion or part thereof or (b) the Company shall be required to withhold or deduct any such Tax from any such amount, and (c) such Tax shall not have existed as of the date of the applicable LIBOR Request, the LIBOR applicable to such LIBOR Portion shall be adjusted by the Bank to reflect all additional costs incurred by the Bank in connection with the payment by the Bank or the withholding by the Company of such Tax and the Company shall provide the Bank with a statement detailing the amount of any such Tax actually paid by the Company. Determination by the Bank of the amount of such costs shall, in the absence of manifest error, be conclusive, and at the Company's request, the Bank shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by any Bank is subsequently recovered by the Bank, the Bank shall reimburse the Company to the extent of the amount so recovered. A certificate of an officer of the Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

          (h)    Amendment to Section 4.    Section 4.13 is hereby amended by deleting subsection (b) and replacing it with the following:

          (b)  The proceeds of the Equipment Loans shall be used exclusively for the purpose of financing the acquisition of capital and laboratory equipment, including, without limitation, software and leasehold improvements.

          (i)    Amendments to Section 5.

                i.  Section 5.1(d) is hereby deleted and replaced by the following:

              (d)  concurrently with the delivery of each financial statement of the Company pursuant to subsections 5.1.(a) and 5.1.(b) and at any time reasonably requested by the Bank, a completed compliance certificate substantially in the form of Exhibit C hereto signed on behalf of the Company by an Authorized Officer; provided that at any time when the Company's Cash Equivalent Amount shall not be greater than $25,000,000, concurrently with the delivery of each financial statement of the Company required to be delivered pursuant to subsection 5.1(b1) the Company shall deliver to the Bank a completed compliance certificate substantially in the form of Exhibit C hereto signed on behalf of the Company by an Authorized Officer;

              ii.  Sections 5.10 and 5.11 of the Loan Agreement are hereby deleted and the following provisions are hereby added to Section 5:

            5.10    Minimum Liquidity Ratio.    At the end of each fiscal quarter, the Cash Equivalent Amount of the Company shall be equal to or greater than 150% of its Senior Liabilities.

            5.11    Minimum Tangible Capital Base.    The Company shall maintain at all times a Tangible Capital Base of not less than $15,000,000.

            5.12    Minimum Cash or Equivalents/Debt Service Coverage Ratio.    The Company shall maintain at all times (a) a Cash Equivalent Amount of not less than $15,000,000 or (b) a Debt Service Coverage Ratio of not less than 2.00 to 1.00.

          (j)    Amendment to Section 6.

                i.  Section 6.1(d) is amended by deleting "$5,000,000" and replacing it with "$1,000,000."

              ii.  Section 6.4(c) is amended by deleting the reference to "Section 6.1(e)" and replacing it with "Section 6.1(d)."

          (k)    Amendment to Section 7.

                i.  Section 7.1 is hereby deleted and replaced by the following:

            7.1    Security Interest.    As security for the payment and performance of all Obligations related to the Loans, the Bank shall have and the Company hereby grants to the Bank a continuing security interest in the following property of the Company of every kind and description, whether now or hereafter existing, whether now owned or hereafter acquired, and wherever located (and together with all property in which the Bank may have a security interest pursuant to any other security agreements, pledge agreements, mortgages and other instruments creating a security interest in favor of the Bank and securing the Obligations, collectively, the "Collateral"): goods (including without limitation, machinery, tools, furniture, fixtures, equipment and accessions thereto) and all other tangible personal property of every kind; leaseholds and leasehold improvements; and proceeds and products of all of the foregoing.

          (l)    Amendment to Section 8.

                i.  Section 8.1(f) is hereby deleted

              ii.  Section 8.1(g) is amended by deleting the following in the second line, "at any time prior the indefeasible payment in full of Put Purchase Price pursuant to the Put Agreement or the termination by the Bank of the Put Agreement, Sepracor or".

              iii.  Section 8.1(h) is amended by deleting the following in the first line, "or at any time prior the indefeasible payment in full of Put Purchase Price pursuant to the Put Agreement or the termination by the Bank of the Put Agreement, Sepracor".

              iv.  Section 8.1(m) is hereby deleted and replaced by the following:

              (m)  Any Person shall acquire or hold, directly or indirectly, greater than 50% of the issued and outstanding shares of the capital stock of the Company having ordinary voting power to elect a majority of the boards of directors of the Company; or

              v.  Section 8.2(c) is amended by deleting the following parenthetical from the first and second line "(including, its rights against Sepracor in accordance with the provisions of the Put Agreement)".

          (m)  Section 9.1 is hereby deleted and replaced by the following:

        9.1    Notices.    Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or three (3) days after being properly deposited in the mails postage prepaid, or when sent by telex, answerback received, or electronic facsimile transmission, or when delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below:

          If to the Company, at

        Versicor Inc.
        34790 Ardentech Court
        Fremont, California 94555
        Attention: Mr. Don A. Goldstein
        Fax No.: (510) 739-3050

          with a copy to:

        O'Melveny & Myers LLP
        Embarcadero Center West
        275 Battery Street
        San Francisco, CA 94111-3305
        Attention: Peter T. Healy, Esquire
        Fax No.: (415) 984-8701

          If to the Bank, at

        Fleet National Bank
        Technology and Communications Group
            Biochemistry and Life Sciences
        100 Federal Street
        Boston, Massachusetts 02110
        Attention: Ronald W. Homa Jr.
                          Vice President
        Fax No.: (617) 434-0819

          with a copy to:

        prior to October 26, 2001,

        Palmer & Dodge LLP
        One Beacon Street
        Boston, Massachusetts 02108
        Attention: John C. Kacoyannakis
        Fax No.: (617) 227-4420, and

          thereafter,

        Palmer & Dodge LLP
        111 Huntington Avenue at Prudential Center
        Boston, Massachusetts 02199-7613
        Attention: John C. Kacoyannakis
        Fax No.: (617) 227-4420

        (n)    Amendment to Exhibit C.    Exhibit C is replaced by Exhibit C attached hereto.

        3.    No Default; Representations and Warranties, etc.

        The Company hereby confirms that: (a) except as set forth on the Disclosure Schedule attached hereto, the representations and warranties of the Company contained in Section 4 of the Loan

Agreement are true on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) the Company is in compliance in all material respects with all of the terms and provisions set forth in the Loan Agreement on its part to be observed or performed thereunder; and (c) after giving effect to this Amendment Agreement, no Event of Default specified in Section 8 of the Loan Agreement, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

        4.    Conditions to this Amendment Agreement.

        Concurrently herewith (and as conditions to the Bank's consent to this Amendment Agreement), the Company will furnish the Bank with the following:

        (a)  This Amendment Agreement duly executed by the Company;

        (b)  The Equipment Note duly executed by the Company;

        (c)  A certificate of the Secretary or an Assistant Secretary of the Company with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Amendment Agreement, the Equipment Note and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Amendment Agreement, and providing specimen signatures of such officers;

        (d)  Lien searches against the Company in all appropriate jurisdictions;

        (e)  a landlord's consent and estoppel with respect to the Company's leasehold properties located in Fremont, California and King of Prussia, Pennsylvania, each in a form satisfactory to the Bank and its counsel,

        (f)    an insurance binder demonstrating compliance with Section 5.3 of the Loan Agreement,

        (g)  the certificate of incorporation of the Company and all amendments and supplements thereto, filed in the office of the Secretary of State of the State of Delaware, each certified by said Secretary of State as being a true and correct copy thereof;

        (h)  the Bylaws of the Company and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary as being a true and correct copy thereof;

        (i)    a certificate of the Secretary of State of the State of Delaware, as to legal existence and good corporate standing of the Company in such state and listing all documents on file in the office of said Secretary of State;

        (j)    The Bank's security interest in the Collateral (as defined in Section 7.1 as amended by this Amendment Agreement) shall continue to be a first priority perfected security interest subject only to Permitted Encumbrances and such UCC-1 financing statements or UCC-3 continuation statements as may be necessary to maintain such first priority perfected security interest shall have been filed in all appropriate filing offices;

        (k)  Opinion of O'Melveney & Myers LLP, reasonably acceptable in form and substance to the Bank and its counsel.

        (l)    Payment of the $15,000 facility fee by the Company to the Bank;

        (m)  Such other documents and instruments as the Bank may reasonably require in order to put this Amendment Agreement into full force and effect.

        5.    Miscellaneous.

        (a)  Except to the extent specifically amended hereby, the Loan Agreement, Loan Documents and all related documents shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Loan Agreement, the Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment Agreement. All references in the Loan Agreement, Loan Documents or such other documents to the Notes shall be deemed to refer to both the Term Notes and the Equipment Note.

        (b)  This Amendment Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

        (c)  The Company shall pay all reasonable expenses, including reasonable legal fees and disbursements incurred by the Bank in connection with this Amendment Agreement and the transactions contemplated hereby and any other expenses, reasonable legal fees and disbursements incurred by the Bank.

        (d)  This Amendment Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement which shall be deemed to be a sealed instrument as of the date first above written.

VERSICOR INC.

By:	Name: Title:

FLEET NATIONAL BANK

By:	Name: Ronald W. Homa, Jr. Title: Vice President

DISCLOSURE SCHEDULE

[To be provided by the Company]

EXHIBIT C

COMPLIANCE CERTIFICATE

QuickLinks

  Exhibit 10.40
SECOND AMENDMENT AGREEMENT
SECTION 2A
DESCRIPTION OF EQUIPMENT LOANS
DISCLOSURE SCHEDULE